Exhibit 5

GATX Corporation

June 18, 2004

Board of Directors
GATX Corporation
500 West Monroe Street
Chicago, Illinois 60661

Re:	GATX Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to GATX Corporation, a New York corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 7,256,411 shares of common stock, par value $0.625 per share, of the Company (the “Common Stock”) that are issuable pursuant to the GATX Corporation 2004 Equity Incentive Compensation Plan, the GATX Corporation 1995 Long-Term Incentive Compensation Plan and the GATX Corporation 1985 Long-Term Incentive Compensation Plan (collectively, the “Plans”). I have examined such corporate and other records, instruments, certificates and documents as I considered necessary to enable me to express this opinion.

Based on the foregoing, it is my opinion that the shares of Common Stock issuable pursuant to the Plans have been duly authorized for issuance and, when issued pursuant to the Plans, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 to be filed by the Company with respect to the shares of Common Stock issuable pursuant to the Plan and to the reference to me under the caption “Interests of Named Experts and Counsel” in such Registration Statement.

Very truly yours,

/s/ Ronald J. Ciancio

Ronald J. Ciancio
General Counsel